As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-63642

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)

2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela E. Flaherty, Esq. Shack Siegel Katz & Flaherty P.C. 530 Fifth Avenue New York, New York 10036 (212) 782-0700

Approximate date of commencement of proposed sale to the public: From time to time as the selling stockholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

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If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE—DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (File no. 333-63642), originally filed with the Securities and Exchange Commission on June 22, 2001 and subsequently declared effective (the “Registration Statement”), is being filed to deregister shares of common stock that were previously registered pursuant to the Registration Statement.

The Registration Statement was filed to register the resale of (a) 9,003,216 shares of the Registrant’s common stock that might have been issued upon conversion of the Registrant’s initial 4,200 shares of Series B Convertible Preferred Stock; (b) 1,312,500 shares of the Registrant’s common stock that might have been issued upon exercise of three-year common stock purchase warrants (the “B Warrants”); and (c) 555,161 shares of the Registrant’s common stock issuable upon exercise of five-year common stock purchase warrants that were originally issued to the placement agent of the Series B preferred stock and B Warrants (the “Agent’s Warrants”).

All of the 4,200 shares of Series B preferred stock were converted into 4,501,608 shares of common stock, and the shares of common stock were subsequently sold by the selling stockholders. Therefore, of the 9,003,216 shares included in the Registration Statement in respect of the Series B preferred stock, 4,501,608 shares were never issued and will not be issued or sold. In addition, the B Warrants have expired without having been exercised. Therefore, the 1,312,500 shares included in the Registration Statement in respect of the B Warrants will not be issued or sold.

The Agent’s Warrants remain outstanding and the 555,161 shares of the Registrant’s common stock issuable upon exercise of these warrants continue to be registered for resale under the registration statement.

Therefore, pursuant to the Registrant’s undertaking under Item 512(a)(3) of Regulation S-K, the Registrant hereby deregisters 5,814,108 shares of its common stock that were registered in respect of the Series B preferred stock and the B Warrants.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 12th day of November, 2004.

MIDWAY GAMES INC.

By: /s/ David F. Zucker
David F. Zucker,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated (*Indicates signed by attorney-in-fact).

Signature	Date	Title

/s/ David F. Zucker David F. Zucker	November 12, 2004	President and Chief Executive Officer (Principal Executive Officer)
/s/ Thomas E. Powell Thomas E. Powell	November 12, 2004	Executive Vice President--Finance, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)
/s/ Harold H. Bach, Jr. Harold H. Bach, Jr.	November 12, 2004	Director
/s/ Joseph A. Califano, Jr. Joseph A. Califano, Jr.	November 12, 2004	Director
/s/ William C. Bartholomay William C. Bartholomay	November 12, 2004	Director
/s/ Kenneth D. Cron Kenneth D. Cron	November 12, 2004	Director
/s/ Shari E. Redstone Shari E. Redstone	November 12, 2004	Director
/s/ Ira S. Sheinfeld Ira S. Sheinfeld	November 12, 2004	Director
/s/ Robert N. Waxman Robert N. Waxman	November 12, 2004	Director